Exhibit 10.7.b

Amendment to Offer Letter

This Amendment to the Offer Letter from Satsuma Pharmaceuticals, Inc. (the “Company”) to John A. Kollins dated as of June 17, 2016 (this “Amendment”), is effective upon the Closing of the Qualified Financing of the Company (as defined herein) (the “Effective Date”).

In consideration of these promises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

The definition of Qualified Financing in Paragraph 2 shall be amended to read: “Qualified Financing” means the closing of the sale and issuance of equity securities of the Company (or securities convertible or exchangeable into equity securities of the Company) in a single transaction or series of related transactions primarily for capital raising purposes (a “Financing”) where the Company raises an amount that when combined with all prior Financings equals or exceeds $6,000,000.

2.

The penultimate sentence in Paragraph 6 shall be amended to read: “Subject to any vesting acceleration provisions, the Restricted Stock will vest as follows: 25% of the Restricted Stock will vest upon the initial closing of a Qualified Financing (the “Closing”) that occurs while you are providing services to the Company and 1/36th of the remaining shares of Restricted Stock will vest each month following the Closing (on the same day of the month as the Closing), subject to you continuing to provide services to the Company through each vesting date.”

3.

The following sentence shall be added to the end of Paragraph 8: “For the avoidance of doubt, if you are entitled to the benefits set forth in this Section 8, you shall not also be entitled to the benefits set forth in Section 7 above.”

4.

The last paragraph of subsection (iii) in the definition of “Change in Control” in Appendix A shall be amended to read in its entirety: “Further and for the avoidance of doubt, for the purposes of this letter agreement, (A) a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (z) it is a sale of equity securities (or securities convertible or exercisable for equity securities) by the Company primarily for capital raising purposes (an “Equity Financing”), and (B) investors in any Equity Financing shall not be deemed to be a “group” for purposes of Sections 13(d) and (g) of the Securities Exchange Act of 1934, as amended, due to their concerted action relating to the purchase of securities in an Equity Financing or due to their execution of, performance under, or enforcement of, any investor agreements entered into in connection with an Equity Financing, including, without limitation, purchase agreements, voting agreements, investor rights agreements, rights of first refusal agreements and security agreements.”

5.	The applicable provisions of the Restricted Stock Purchase Agreement between John Kollins and the Company dated June 29, 2016 will be amended according to the terms of this Amendment.

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In Witness Whereof, the undersigned have executed this Amendment as of the Effective Date. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used.

JOHN KOLLINS	SATSUMA PHARMACEUTICALS, INC.
/s/ John Kollins John Kollins	/s/ Ken Takanashi Ken Takanashi]
Director